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Investor Relations:
Jon Grisham, VP
516-767-8830 ext. 342

                  ACADIA REALTY TRUST ANNOUNCES THREE-PROPERTY
                 ACQUISITION - INCREASES 2002 EARNINGS GUIDANCE

NEW YORK, NY (July 10, 2002) - Acadia Realty Trust (NYSE: AKR), a fully integrated shopping center real estate investment trust, announced today that its recently formed joint venture has completed its due diligence on a contract to purchase three supermarket-anchored shopping centers located in Ohio. The total purchase price for the three properties, which aggregate 325,000 square feet, is $26.7 million. Two of the centers, which are located in Cleveland, are anchored by Giant Eagle, the dominant supermarket in Cleveland. The third shopping center, located in Columbus, is anchored by Big Bear Supermarket, the number two grocer in the region. The closing is contingent on receiving the lenders' consent permitting the assumption of two fixed-rate loans as well as other customary closing conditions. If all conditions to closing are met, the transaction is expected to close within 60 days. This acquisition will be the first for the joint venture, which will seek to acquire up to $300 million of real estate assets. As previously disclosed, the Company is the general partner with a 22% interest in the joint venture and, additionally, is entitled to a profit participation in excess of its invested capital based on certain investment return thresholds. The Company will also earn various market-rate property level fees.

Acadia has also revised upward its 2002 earnings guidance. The Company currently forecasts its 2002 funds from operations ("FFO") will range from 85 cents to 90 cents a share. This compares to an original forecast of 78 cents to 82 cents. Both forecasts exclude 13 cents of non-recurring lease termination income collected during the first quarter of 2002.

Key factors in revising the 2002 forecast include the accretion from the anticipated joint venture acquisitions and, more significantly, lower than projected reserves on both the cost of the Company's floating rate debt as well as tenant reserves associated with the general economic uncertainty and its impact on the retail sector. Management, however, continues to maintain a cautious outlook for the balance of 2002 as well as for 2003 as it relates to both interest rates and tenant reserves. To mitigate its exposure to rising interest rates and capitalize on attractive fixed rates, the Company converted an additional $25 million of floating-rate debt to a fixed rate of 6.2% through swap transactions during the second quarter. Currently, 68% of the Company's debt is fixed, as compared to 55% as of March 31, 2002 (including Acadia's pro-rata share of existing joint venture debt related to the Crossroads Shopping Center).

Commenting on the acquisition and upward revision in forecasted FFO, Kenneth Bernstein, CEO, stated, "We continue to be pleased with the execution of our business plan to date. Most importantly, we have launched our new joint venture with the anticipated acquisition of three well-located properties. Consistent with our current portfolio, these properties represent necessity-based retail, anchored by supermarkets that are the dominant operators in their respective markets. While both top-line and bottom-line performance to date have exceeded our previous forecast, we continue to maintain our cautious outlook as it relates to the economy and its impact on our sector until clear signs of recovery emerge. Furthermore, while we are enjoying the current low cost of our floating debt, we will continue opportunistically to lock in favorable fixed rates, which will enable us to maintain our low-cost debt going forward."

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Acadia Realty Trust, headquartered on Long Island, NY, is a self-administered equity real estate investment trust structured as an UPREIT, which specializes in the operation, management, leasing, renovation and acquisition of shopping centers. The Company currently owns and operates 35 properties totaling approximately 7 million square feet, located primarily in the Eastern and Midwestern regions of the United States.

Certain matters in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. Estimates of FFO are based upon current operations of the Company's properties and are subject to changes in market conditions, which may affect the actual FFO results.

          For more information visit Acadia Realty Trust's Web site at
                              www.acadiarealty.com